EXHIBIT 99.1

Vision-Sciences, Inc. Notifies NASDAQ of Director Resignation

ORANGEBURG, NY, May 18, 2009 – Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences") notified The Nasdaq Stock Market on May 15, 2009 that it does not meet the Nasdaq requirement that its audit committee contain three independent directors as a result of the resignation, effective May 15, 2009, of John J. Wallace as an independent board member and one of three members of its audit committee.  Mr. Wallace resigned for personal reasons, not as a result of any disagreement with the management or the board of directors of Vision-Sciences. The board expressed its deep gratitude to Mr. Wallace for his many years of devoted service and guidance to Vision-Sciences.

Following the notification to Nasdaq, Nasdaq issued Vision-Sciences a letter regarding this non-compliance and advised Vision-Sciences that it must comply with the audit committee composition requirements not later than November 11, 2009.  Vision-Sciences expects that it will achieve compliance by November 11, 2009, if not before.

About Vision-Sciences:

Vision-Sciences, Inc. (Nasdaq: VSCI) develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology, pulmonology and ENT markets, utilizing the proprietary sterile disposable EndoSheath Technology. This technology provides quick and efficient equipment turnover, and ensures the patient a contaminant-free endoscope insertion.

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management "believes," "expects," "allows", "anticipates," or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the SEC.

Vision Sciences® and Slide-On®, EndoSheath® are registered trademarks owned by Vision-Sciences, Inc.

Contact:  Vision-Sciences, Inc., Katherine Wolf, Chief Financial Officer- 845-365-0600